BARD HOLDING, INC. 1167 Bridge Street Philadelphia, PA 19124 Ph: 215-825-8593 Fx: 215-689-3993 www.bardholding.com

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

RE:     BARD HOLDING, INC.
           FORM S-1/A FILED
           FILE NO. 333-163545

TO WHOM IT MAY CONCERN:

I, Jay Ort, the undersigned, herein grant full and complete authority to BARD Holding, Inc. to use my name and research that I have divulged to them for the purpose of filing for S-1 approval by the Securities and Exchange Commission and any legitimate matters relative to the furtherance of the effort to become a publicly traded company.

I am providing advice and counsel to the management and development team to assist in the development of a commercial scale algae growth system and biofuel producing company. This consulting work is subject to a separate agreement with a non-circumvention, confidentiality & consulting agreement, which is extant and will apply to non-securities and exchange disclosures.

Sincerely,

Jay Ort
Vice President - Algae
Development
BARD HOLDING INC.